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ANDERSEN ANDERSEN & STRONG, L.C.                            941 East 3300 South, Suite 202
Certified Public Accountants and Business Consultants           Salt Lake City, Utah 84106
Member SEC Practice Section of the AICPA                            Telephone 801-486-0096
                                                                          Fax 801-486-0098
                                                                 E-mail KAndersen @msn.com


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549                                               March 27, 1998
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Gentlemen:

We were retained by Grand Adventures Tour & Travel Publishing Company on February 21, 1998, as independent certified public accountants to report on the financial statements at December 31, 1997 and for the fiscal year then ended. We have endeavored, with the full cooperation of the company, to obtain the necessary information to meet the filing requirements for Form 10-K, both as to form and timeliness. Due to the extensive amount of time necessary to gather data for audit files, review the accounting records and internal controls, plan the appropriate audit procedures and scope thereof, and perform the appropriate audit tests, we will not have sufficient time to complete our examination by March 31, 1998, which is the required filing date for the company's annual report.


                                       Very truly yours,

                                       /s/ ANDERSEN ANDERSEN & STRONG, L.C.

                                       Andersen, Andersen and Strong, L.C.










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